Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Uniroyal Global Engineered Products, Inc. 2015 Stock Option Plan of our report dated April 30, 2014, with respect to the financial statements of Uniroyal Engineered Products, LLC (as of and for the year ended December 29, 2013) included in the Annual Report of Uniroyal Global Engineered Products, Inc. (formerly known as Invisa, Inc.) on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission.

/s/ Baker Tilly Virchow Krause, LLP

Madison, Wisconsin

September 30, 2015